Exhibit 99.1

Juhl Wind, Inc. Announces Completion and Startup of the
Winona County Wind Project

Company Continues Commitment to Building Strong Asset Base with Addition of Second Wind Farm

Woodstock, MN – December 7, 2011 – Juhl Wind Inc. (OTCBB: JUHL), the Leader in Community Wind Power, today announced the official commercial operation date of the $3.6 million Winona County Wind Project in Winona County, MN.  The Winona County Wind project is one of the first sites in North America to utilize two Unison, direct-drive wind turbine generators, a leading technology based on an advanced, gearless system.  The project was developed and constructed by Juhl Energy Development Inc., the wholly-owned, development subsidiary of Juhl Wind, Inc.  In addition, Juhl Renewable Asset Investment Inc. is the project’s majority equity owner as Juhl adds the Winona County Wind Project to its portfolio alongside the recently acquired 10 MW Woodstock Hills Wind Farm.

“Completion of the Winona County Wind Project is the result of a great team of professionals working together to build this project over the course of three years,” stated Corey Juhl, VP of Project Development of Juhl Wind, Inc.  “We truly could not have completed this project if it wasn’t for the help of the Winona County Economic Development Authority, and the patience of the family who owns the property on which the project is situated, it was a total team effort.  This project has already provided significant economic benefits to Winona County in the form of construction jobs and maintenance employment opportunities and will continue to provide these benefits over the long-term.”

“It is significant for Juhl Wind investors to note our investment in the Winona County project,” added John Mitola, President of Juhl Wind Inc.  “Our decision to become the majority owner and operator of this project is consistent with our stated plan to continue to add renewable assets to our balance sheet.  Winona becomes our second wind farm system following our acquisition of Woodstock Hills.  In this way, Juhl participates in development proceeds, construction work and ongoing electricity sales.  Furthermore, we also typically provide long-term operation, maintenance and administrative services on projects we own through our Juhl Energy Services subsidiary - as we have done here at Winona and at Woodstock Hills.  This reflects the very definitive plan to use our expertise, experience and personnel in all stages of wind farm development and operation.”

“Our Winona County project is now the fifth wind project we have completed in the past 24 months,” stated Dan Juhl, Chairman and CEO of Juhl Wind Inc.  “We will soon be announcing the results of a sixth project before the end of 2011.  We believe this represents an unprecedented level of performance for a company of our size and it is driving strong financial results like those we reported at the end of the 3rd Quarter. These recently completed projects include Adams Wind, Danielson Wind, Grant County Wind, Woodstock Municipal Wind and Winona County Wind, representing over 62 megawatts and almost $125 million in capital development.  We have fully developed, managed construction and brought most of these projects into full-service over the past two years and will be wrapping up work on all of them in the last quarter of this year.”

About Juhl Wind Inc.
Juhl Wind is an established leader in Community Based Wind Power development and management, focused on wind farm projects throughout the United States and Canada.  Juhl Wind pioneered community-based wind farms, developing the currently accepted financial, operational and legal structure providing local ownership of medium-to-large scale wind farms.  To date, the Company has completed 20 wind farm projects and provides operations management and oversight across the portfolio. Juhl Wind services every aspect of wind farm development from full development and ownership, general consultation, construction management and system operations and maintenance.  With its acquisition of the Winona County Project and Woodstock Hills wind farm in April of 2011, the Company now owns and operates 11.8 MWs of wind power.  Through its Next Generation Power Systems subsidiary (“NextGen’), Juhl Wind also provides full sales and service to smaller, on-site wind and solar projects in addition to our larger Community Wind Farms.  Juhl Wind is based in Woodstock, Minnesota and is traded on the OTCBB under the symbol JUHL.  Additional information is available at the Company’s website at www.juhlwind.com or by calling 877-584-5946 (or 877-JUHLWIN).

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For more information, contact:

Juhl Wind Investor Relations
Jody Janson
Phone: (888) 438-JUHL (or 888-438-5845)
Email: jody@istockdaily.com

FORWARD LOOKING STATEMENTS
This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements that reflect Juhl Wind’s current expectations about its future results, performance, prospects and opportunities. Juhl Wind has tried to identify these forward-looking statements by using words and phrases such as “may,” “will,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” “hope,” or similar expressions. These forward-looking statements are based on information currently available to Juhl Wind and are subject to a number of risks, uncertainties and other factors that could cause Juhl Wind’s actual results, performance, prospects or opportunities in the remainder of 2011 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements and specifically those statements referring to any specific projects, prospective acquisitions and wind farm assets mentioned herein.  New projects are subject to large, third party risks that may not be in control of Juhl Wind including the timing of funding and actual construction.  While new wind farms noted from time to time are large-scale construction projects, Juhl Wind may not be the primary contractor for the provision of certain services, as it is in certain of its other projects.  These risks are referenced in Juhl Wind’s current 8K or as may be described from time to time in Juhl Wind’s subsequent SEC filings; and such factors as incorporated by reference.